Exhibit 10.1

TERMINATION AGREEMENT

The Undersigned:

1.               The public company with limited liability PGI NONWOVENS B.V., incorporated under the laws of the Netherlands, hereafter to be referred to as: “PGI”, having its statutory seat in Cuijk, the Netherlands.

and

2.               MR R. ALTDORF, domiciled at Kleve (4190), Germany, at the Hirschpfuhl 20,  hereafter referred to as: “Mr Altdorf”;

Hereafter together to be referred to as: “the Parties”,

WHEREAS:

a)                 Mr Altdorf has been employed by PGI since October 1, 1985. The current position of Mr Altdorf at PGI is Managing Director;

b)                Recently, the Parties have discussed a possible termination of the employment of Mr Altdorf with PGI and of his positions as Managing Director of PGI and Vice President & Managing Director, Europe of Polymer Group, Inc., an affiliate of PGI. In order to prevent any uncertainty about such termination and the consequences thereof, the Parties have consulted with one another and have come to agreement about this, which agreement is laid down in this termination agreement (“the Termination Agreement”).

HAVE AGREED AS FOLLOWS :

Section 1.                                          Termination Date

Mr. Altdorf’s employment with PGI will come to an end as per June 30, 2006 (“the Termination Date”) in mutual consent.

Section 2.                                          Resignation of Offices

2.1                   As per the Termination Date, Mr Altdorf shall resign as Managing Director of PGI, as Vice President, Managing Director, Europe of Polymer Group, Inc., and other similar positions (if any) which he may hold of PGI or of any affiliated companies.

2.2                   PGI shall procure that, at the coming annual shareholders meetings of PGI, Mr Altdorf is granted a customary discharge (“décharge”) by the appropriate entities in respect of the performance of his duties as Managing Director of these companies until his resignation.

Section 3.                                          Financial Compensation

3.1                     Payment of an amount of one million five hundred fifty-five thousand euros (EUR 1.555.000) gross by PGI to Mr. Altdorf is in order.  PGI will pay this amount, net of applicable taxes and/or social security contributions (if any) as mentioned in section 3.3, on July 5, 2006.

3.2                   The payment for notice, holidays and accrued leave for current and/or prior years (in case such rights should exist) are deemed to be included in the payment mentioned in section 3.1.

3.3.                  Upon Mr Altdorf’s request PGI is willing to spread out the payment mentioned in section 3.1 as periodic payments during 2006. Further, PGI is willing to pay the payment in a manner which is favourable to Mr Altdorf provided this does not cause any additional cost for PGI and is permitted by tax laws (especially, but not restricted to, with respect to the regulation of 8 December 2005 (nr. DGB2005/6722M) in conjunction with the decision of May 26, 2005 (nr. DGB2005/3299M) of the Dutch State Secretary of Finance), to be proved by a ruling of the applicable tax authorities. All taxes and tax related employers’ burdens are for the account of Mr Altdorf and will be deducted from the  payment mentioned in section 3.1

Section 4.                                          No bonus over 2006

Mr Altdorf is not entitled to a (pro rata) bonus over 2006.

Section 5.                                          Stock options

Mr Altdorf will retain his rights to shares vested before the Termination Date in accordance with the 2003 stock option plan of Polymer Group, Inc.

Section 6.                                          Company property

Mr Altdorf will hand over any and all company properties, such as, but not limited to, documents (copies thereof included), computer files and data, personal computer / laptop (unless otherwise agreed upon in writing), business cards and contact information related to customers and suppliers, and other property (for instance: credit cards, mobile phones, automobile, and keys) on or before the Termination Date.

Section 7.                                          Confidentiality

Mr Altdorf shall maintain full secrecy with respect to any and all information about the particulars of PGI, its affiliated companies (including but not limited to Polymer Group, Inc.), its business and clients. To this respect all obligations arising from his employment agreements remain fully binding.

Section 8.                                          No negative statements

The Parties will refrain from any negative statement about each other.

Section 9.                                          Non-solicitation

Mr Altdorf agrees with PGI that during a period of 12 months after the Termination Date Mr Altdorf will not without the prior written consent of PGI, either alone or jointly with others, or as employee, advisor, manager, consultant or agent of any person or entity, directly or indirectly, solicit the employment of any person who is, or has at any time during the two years preceding the Termination Date been, an employee, vendor or customer of PGI and/or any of its affiliated companies (including but not limited to Polymer Group, Inc.).

Section 10.                                   Non-Competition

Without the prior written consent of PGI, Mr Altdorf will not during a period of twenty-nine (29) months after the Termination Date, work directly or indirectly with or for a company or group or individual(s), that wholly or partially are engaged in the same business as PGI and/or its affiliated companies (including but not limited to Polymer Group, Inc.), wherever located. The payment mentioned in section 3.1 is also paid in return for this non-competition clause.

Section 11.                                   Intellectual Property

11.1               As a result of his activities for PGI and/or its subsidiaries or affiliates (including but not limited to Polymer Group, Inc.), Mr Altdorf may have made, discovered, or created anything that will qualify for protection by rights of an exclusive nature, such as intellectual property rights (which expressly include, but are not limited to patent rights, copyrights, computer programs and the like (the “Intellectual Property Rights”), or know-how rights (the “Rights”). Parties agree that the Intellectual Property Rights and the Rights shall belong to and be the absolute property of PGI or its designee.

11.2               To the extent not already provided for by Dutch Intellectual Property Law, Mr Altdorf hereby transfers in advance, and shall — to the extent this cannot be done in advance — transfer both the Intellectual Property Rights and the Rights to PGI or its designee. As far as copyrights are concerned, Mr Altdorf hereby transfers in advance, and shall — to the extent this cannot be done in advance — transfer to PGI or its designee any moral rights. To the extent Dutch Intellectual Property Law does not provide for the transfer of particular moral rights, PGI shall irrevocable waive, for the benefit of PGI and its successors in title, any such moral rights.

11.3               Mr Altdorf shall, upon first request of PGI or its designee, execute all documents and do all things reasonably necessary or desirable, to vest — and maintain vested — the Rights (including the moral rights) in PGI or its designee. Any reasonable costs and expenses of Mr Altdorf in respect thereof, will be reimbursed by the PGI or its designee.

Section 12.                                   Full and final discharge

The parties grant each other a full and final discharge and declare this agreement to be in full and final settlement of any and all claims. Mr Altdorf hereby agrees to release and forever discharge PGI and its subsidiaries and affiliated companies including Polymer Group, Inc., their respective officers, directors and employees, from any and all actions, causes of action, claims, demands, and liabilities of whatsoever nature arising out of, or in connection with the employment agreement, the termination thereof or otherwise, whether arising before or after the date hereof.

Section 13.                                   Miscellaneous

13.1      This agreement shall take precedence over any and all agreements between the parties with regard to the subject matter of this agreement.

13.2      If any article or paragraph of this agreement will be declared null and void, this will not affect the validity of the rest of this agreement.

13.3      This Termination Agreement shall be governed by and interpreted in accordance with Dutch law.

Drawn up and signed in duplicate in Cuijk

Date: 8 May 2006	Date: 8 May 2006

/s/	/s/
Mr Jan Avéres	Mr Rolf Altdorf
On behalf of PGI Nonwovens BV

Date: 8 May 2006

/s/
Mr. James Schaeffer
On behalf of Polymer Group, Inc.